Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS ON DIGESTIVE

DISEASE WEEK ACTIVITIES

RALEIGH, NC, May 19, 2004 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today reported on several Company-related events that took place at Digestive Disease Week (DDW) earlier this week. DDW 2004 provided a venue for over 18,000 gastroenterologists and related health care providers to gain information on the latest advances in gastrointestinal research, medicine and technology.

RIFAXIMIN AS A PROPHYLAXIS FOR TRAVELERS’ DIARRHEA

Dr. Herbert L. DuPont, Chief of Internal Medicine Service, St. Luke’s Episcopal Hospital, Houston; Director, Center for Infectious Diseases, University of Texas, Houston School of Public Health; and Vice-Chairman, Department of Medicine, Baylor College of Medicine reported findings of a study investigating the use of rifaximin as a prophylaxis for travelers’ diarrhea. The efficacy and tolerability of rifaximin as a prophylaxis for travelers’ diarrhea was assessed in 220 U.S. adults in a randomized, double-blind placebo-controlled study. Subjects received rifaximin 200 mg either once, twice or three times daily or placebo three times daily for two weeks. Subjects were followed daily for three weeks for the occurrence of diarrhea, mild diarrhea or severe diarrhea. Subjects also were followed for five weeks for drug related side effects. Over the two-week treatment period 85 percent of the rifaximin-treated subjects compared with 49 percent of the placebo-treated subjects remained free of diarrhea. Additionally, rifaximin also prevented the occurrence of milder forms of diarrhea and prevented the occurrence of moderate and severe abdominal pain and cramps and excessive gas-related symptoms. The incidence of adverse events was comparable between each rifaximin group and placebo.

CHEMOPREVENTION OF COLONIC POLYPS BY BALSALAZIDE

Mesalamine previously has been reported in retrospective studies to reduce the risk of colitis-related neoplasia, and balsalazide (COLAZAL®), a prodrug of mesalamine, has been shown to prevent the growth of intestinal tumors in animals. Jonathan Terdiman of the San Francisco Veterans’ Administration Medical Center and University of California San Francisco reported results of a prospective, randomized, double-blind placebo-controlled study conducted to examine the effect of balsalazide on the size and number of colorectal polyps in situ in humans. In this study, 86 patients with colonic polyps were treated with balsalazide (3 gm daily) or placebo for six months. Though the change in size and number of adenomas did not significantly differ between treatment groups, a trend was seen toward reduced total adenoma volume in those receiving balsalazide, suggesting that the rate of tubular adenoma growth may be slowed by balsalazide treatment. In addition, the slowing of adenoma growth was enhanced by concomitant aspirin use. Additional studies of different design and larger size are required to further investigate the chemopreventive effects of this agent.

MEDICAL CROSSFIRE: DIAGNOSIS AND MANAGEMENT OF

GASTROINTESTINAL DISORDERS

Approximately 500 gastroenterologists and other health care professionals attended a continuing medical education initiative – “Medical Crossfire: Diagnosis and Management of Gastrointestinal Disorders”- supported by an unrestricted educational grant from Salix. A panel of nationally recognized key opinion leaders comprised of Asher Kornbluth, M.D., Gary R. Lichtenstein, M.D., Mark Pimentel, M.D., Daniel H. Present, M.D., Ellen J. Scherl, M.D. and Steven R. Peiken, M.D. addressed current issues and challenges associated with the diagnosis and management of gastrointestinal disorders.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix’s first marketed product is COLAZAL, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. The Company submitted an NDA for Rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. The FDA has assigned a user fee goal date of May 26, 2004 to review and act upon the application. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include management of rapid growth, risks of regulatory review and clinical trials, market acceptance for approved products, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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